Exhibit 5.12

CONSENT OF DR. GUILLERMO PAREJA, P.GEO.

Reference is made to the Registration Statement on Form F-10 and the documents incorporated by reference therein (the “Registration Statement”) of Goldcorp Inc. (the “Company”), and any amendments thereto, to be filed with the United States Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended.

I hereby consent to the inclusion and incorporation by reference in the Registration Statement of the Company, including any amendments thereto and any documents incorporated by reference therein, of references to and information derived from the technical report dated 31 December, 2015, entitled “Peñasquito Polymetallic Operation, Zacatecas State, Mexico, NI 43-101 Technical Report” (the “Peñasquito Report”) and the technical report dated 31 December, 2015, entitled “Cerro Negro Operations, Santa Cruz Province, Argentina, NI 43-101 Technical Report” (the “Cerro Negro Report”). I also consent to the reference to my name, including as an expert or “qualified person”, and to my involvement in the preparation of the Peñasquito Report and the Cerro Negro Report in the Registration Statement.

Date: April 20, 2017

/s/ Guillermo Pareja
Name: Dr. Guillermo Pareja, P.Geo.

[CONSENT OF DR. GUILLERMO PAREJA TO FORM F-10]